State of Delaware
Secretary of State
Division of Corporations
Delivered 12:29 PM 08/01/2007
FILED 12:27 PM 08/01/2007
SRV 070877704 - 2812615 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF EVCI CAREER COLLEGES HOLDING CORP.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, EVCI Career Colleges Holdings Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: That the Board of Directors of the Corporation, on June 18, 2007 pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation, as amended, of the Corporation:

That the Certificate of Incorporation, as amended, of the Corporation be amended by inserting the following in lieu of the first paragraph of Article FOURTH thereof:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 111,000,000 shares, consisting of:

(a) 110,000,000 shares of common stock, par value $0.0001 per share; and

(b) 1,000,000 shares of preferred stock, par value $0.0001 per share.

SECOND: That the stockholders of the Corporation, at the Annual Meeting of Stockholders held on July 31, 2007 duly approved said proposed Certificate of Amendment of Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 1st day of August, 2007

EVCI CAREER COLLEGES HOLDING CORP.

By: ______________________

Name: John J. McGrath, Ph.D.

Title: Chief Executive Officer and President